April 16, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Dynegy Inc. (formerly named Dynegy Acquisition, Inc.), Dynegy Illinois Inc. (formerly named Dynegy Inc.), and Dynegy Holdings Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Dynegy Inc. (formerly named Dynegy Acquisition, Inc.), Dynegy Illinois Inc. (formerly named Dynegy Inc.), and Dynegy Holdings Inc. dated April 11, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP